transfer and change of control Agreement

THIS TRANSFER AND CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made effective as of the 8th day of February, 2008, by and among Ari Lee of 2132 Horse Prairie Dr., Henderson, Nevada, (hereinafter referred to as "Affiliate”), and Helvetic Capital Ventures AG of Claridenstrasse 25 CH-8002 Zurich, Switzerland (hereinafter referred to as “Helvetic”).

PRELIMINARY STATEMENTS

A.
Exotacar, Inc., a Nevada corporation (EXOT) is a public company, which files reports pursuant to the Securities Exchange Act of 1934, and trades its common stock under the symbol, “EXOT” on the Over-the-Counter Bulletin Board.

B.
Helvetic is interested in taking control of EXOT. Helvetic is desirous of funding $700,000 US (“Transactional Fees”), for the purpose of pursuing Helvetic’s interest in obtaining control of EXOT. The Transactional Fees are to be utilized by Helvetic for the purpose of facilitating the transaction as set forth herein, inclusive of paying finders, facilitators, attorneys, accountants, and shareholders required to obtain such control.

B.
Affiliate is desirous of placing EXOT under the control of Helvetic, and as a part of such change of control is willing to transfer 750,000 shares of common stock (the “Common Stock”) to Helvetic, in addition to nominating individuals as requested by Helvetic to the Board of Directors of EXOT, and concurrent with such change of control, Affiliate will resign from the Board of Directors.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Affiliate and Helvetic do hereby agree as follows:

ARTICLE I

Change of Control and Transfer of the Common Stock

Section 1.01.  Change of Control.  On the Closing Date and upon the terms and subject to the conditions set forth herein, the Affiliate shall cause the following events to occur:

(a)	Affiliate shall discharge all financial obligations of EXOT through the payment to finders, attorneys, accountants, and any outstanding financial obligations of EXOT;
(b)	Affiliate shall cause the transfer of 750,000 shares of common stock of EXOT, held in the name of Affiliate, to Helvetic;
(c)	Affiliate shall cause the Form 10Q for period ending December 31, 2007 to be filed prior to or concurrent with closing.

Section 1.02.  Nominee Directors.  Prior to the closing Helvetic shall provide Affiliate with the name or names of Directors to be appointed to the Board of Directors of EXOT.

Section 1.03.   Resignation as Officer and Director. Concurrent with Closing, Affiliate shall deliver a resignation, wherein Affiliate resigns Affiliates position as both an Officer and Director of EXOT.

Section 1.03.  Time and Place of Closing.  Subject to the satisfaction or waiver of the conditions herein, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on or before February 8, 2008 or at such time, date or place as Affiliate and Helvetic may agree in writing. In the event the transaction as contemplated by this Agreement has not occurred by February 8, 2008, or there is not a specific written agreement by the parties extending such time, then in that event such transaction shall immediately terminate and this Agreement shall become null and void and of no further force or effect.

Section 1.04.  Delivery of the Common Stock; Delivery of Closing Documents; Payment of Transactional Fees. At Closing:

(a)
Affiliate shall deliver to Helvetic’s counsel the certificate(s) representing the Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with all taxes attributable to the transfer and sale of the Common Stock paid by Affiliate.

(b)
Affiliate shall deliver to Helvetic’s counsel a Cashiers Check in the sum of $33,767.64, which shall be drawn on the bank account of EXOT, constituting all the cash assets of EXOT. The Cashiers Check shall be deposited into a bank account in the name of EXOT, as established by Helvetic or under the control of Helvetic, upon closing of this transaction.

(c)
Affiliate shall deliver to Helvetic’s counsel the Board of Directors resolutions required to nominate the new Board of Directors and the resignation of Affiliate as a Board of Director and Officer of EXOT.

(d)	Affiliate shall deliver to Helvetic’s counsel all books and records of EXOT, in conformity with the previously sent PDF electronic documents sent to counsel for Helvetic.
(e)
Helvetic shall deliver to counsel for Affiliate the Transaction Fees in the sum of $700,000. $633,767.64, of such fees shall be directly wired to the bank account of counsel for Affiliate, the Stoecklein Law Group, per a wire instruction to be submitted to counsel for Helvetic. The balance of the $700,000 shall remain with counsel for Helvetic for disbursement for fees and expenses on the side of Helvetic.

(f)
Affiliate shall deliver to Helvetic’s counsel a letter addressed to EXOT’s transfer agent and registrar, indicating that control of EXOT has been transferred and authorizing Helvetic’s nominees and counsel to perform transfers on the account.

ARTICLE II

Representations and Warranties of Affiliate and EXOT

Subject to all of the terms, conditions and provisions of this Agreement, the Affiliate and EXOT hereby represent and warrant to Helvetic, as of the date hereof and as of the Closing, as follows:

Section 2.01.  Organization and Qualification.  EXOT is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  EXOT has all requisite power and authority, corporate or otherwise, to own, lease and operate its assets and properties and to carry on its business as now being conducted.  EXOT does not have any subsidiaries or predecessor corporations.

Section 2.02.  Capitalization of EXOT; Title to the Common Stock.  There are 100,000,000 shares of common stock authorized of EXOT, of which 1,250,000 shares of common stock are issued and outstanding, $0.001 par value per share. There are 10,000,000 shares of preferred stock authorized of EXOT, of which there are no shares of preferred stock issued or outstanding. All of the outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights.  The Common Stock transferred by the Affiliate to Helvetic will be restricted stock pursuant to Rule 144, and will be free and clear of liens.  There are no outstanding or authorized subscriptions, options, warrants, calls, rights or other similar contracts, including rights of conversion or exchange under any outstanding debt or equity security or other contract, to which any of the Common Stock will be subject or obligating the Affiliate and/or EXOT to issue, deliver or sell, or cause to be issued, delivered or sold, any other shares of capital stock of EXOT or any other debt or equity securities convertible into or evidencing the right to subscribe for any such shares of capital stock or obligating the Affiliate and/or EXOT to grant, extend or enter into any such contract.  There are no voting trusts, proxies or other contracts to which Affiliate and/or EXOT are a party or are bound with respect to the voting of any shares of capital stock of EXOT.  The Affiliate has full legal right to sell, assign and transfer the Common Stock to Helvetic and will, upon payment for the Common Stock and delivery to Helvetic a certificate or certificates representing the Common Stock, transfer good and indefeasible title to the Common Stock to Helvetic, free and clear of liens.

Section 2.03.  Authority.  The Affiliate and EXOT have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  The Affiliate and EXOT have duly and validly executed and delivered this Agreement and will, on or prior to the Closing, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Affiliate and EXOT, as applicable, enforceable against the Affiliate and EXOT, as applicable, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 2.04.  No Conflict.  The execution and delivery by the Affiliate and EXOT of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any law; (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws of EXOT; (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Affiliate and/or EXOT are a party; or (d) result in or require the creation of any lien upon the Common Stock.

Section 2.05.  Consents and Approvals.  No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by the Affiliate and/or EXOT of this Agreement or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

Section 2.06.  Litigation.  There are no claims pending or, to the knowledge of the Affiliate and EXOT, threatened against or affecting EXOT or any of its assets and properties before or by any governmental authority or any other person.  The Affiliate and EXOT have no knowledge of the basis for any claim, which alone or in the aggregate:  (a) could reasonably be expected to result in any liability with respect to EXOT; or (b) seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against EXOT or any of its assets and properties.

    Section 2.07.  Brokers, Finders and Financial Advisors. No broker, finder or financial advisor has acted for Affiliate in connection with this Agreement or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Affiliate. Affiliate acknowledges the fees to be paid to financial advisors pursuant to Section 3.05 herein below.

Section 2.08.  Disclosure.  To the best of the Affiliate’s and EXOT’s knowledge, the schedules, documents, exhibits, reports, certificates and other written statements and information furnished by or on behalf of Affiliate and/or EXOT to Helvetic do not contain any material misstatement of fact or omit any material facts.  Affiliate and EXOT have not withheld any fact known to them which has or is reasonably likely to have a material adverse effect with respect to EXOT.

Section 2.09.  Ownership.  The Affiliate represents and warrants that Affiliate owns 750,000 shares of common stock (the “Common Stock”) of EXOT that are subject to this Agreement.

ARTICLE III

Representations and Warranties of Helvetic

Subject to all of the terms, conditions and provisions of this Agreement, Helvetic hereby represent and warrant to the Affiliate, as of the date hereof and as of the Closing, as follows:

Section 3.01.  Authority.  Helvetic has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  Helvetic has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligation of Helvetic, enforceable against Helvetic in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3.02.  No Conflict.  The execution and delivery by Helvetic of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any law; or (b) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Helvetic is a party or by which Helvetic is bound or affected.

Section 3.03.  Consents and Approvals. No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by Helvetic of this Agreement and the closing documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

Section 3.04.  Litigation.  There are no claims pending or, to the knowledge of Helvetic, threatened, and Helvetic has no knowledge of the basis for any claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Helvetic which prohibits or restricts, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement.

Section 3.05.  Brokers, Finders and Financial Advisors. Affiliate and Helvetic agree and acknowledge that Helvetic will be responsible for any fee to be paid, and which will be paid at Closing from the Transactional Fees being paid herein.

ARTICLE IV

Covenants

Section 4.01.  Further Assurances.  Affiliate, EXOT and Helvetic agree that, from time to time, whether before, at or after the Closing, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents (a) as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; or (b) to effect or evidence the transfer to Helvetic of the Common Stock held by or in the name of the Affiliate.

Section 4.02.  Conduct of Business.  Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing or earlier termination of this Agreement, unless Helvetic shall otherwise agree in writing, EXOT shall:

(a)            not take or perform any act or refrain from taking or performing any act which would have resulted in a breach of the representations and warranties set forth in Article II;

(b)            not enter into any agreement, or extend an existing agreement that will survive after the Closing;

(c)            not sell, pledge, lease, license or otherwise transfer any of their assets or properties or make any payments or distributions of EXOT; and

(d)            not make any payments or distributions of assets or properties of EXOT.

Prior to the Closing, EXOT shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 4.03.  Public Announcements.  Except as required by law, without the prior written approval of the other party, neither Affiliate, EXOT nor Helvetic will issue, or permit any agent or affiliate thereof to issue, any press release or otherwise make or permit any agent or affiliate thereof to make, any public statement or announcement with respect to this Agreement or the transactions contemplated hereby and thereby.

ARTICLE V

Conditions

Section 5.01.  Conditions to Obligations of each of the Parties.  The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions: (a) no preliminary or permanent injunction or other order, decree or ruling which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect; (b) no claim shall have been asserted, threatened or commenced and no law shall have been enacted, promulgated or issued which would reasonably be expected to (i) prohibit the purchase of, payment for or retention of the Common Stock by Helvetic or the consummation of the transactions contemplated by this Agreement or (ii) make the consummation of any such transactions illegal; and (c) all approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect at the Closing.

Section 5.02.  Conditions to Obligations of Affiliate.  The obligations of Affiliate to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, except as Affiliate may waive in writing: (a) Helvetic shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing; (b) the representations and warranties of Helvetic in this Agreement shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing; and (c) the simultaneous purchase and delivery of 50,000 free trading shares from Stoecklein Law Group, which purchase shall be paid from the Transactional Fees as set forth herein.

Section 5.03.  Conditions to Obligations of Helvetic.  The obligations of Helvetic to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as Helvetic may waive in writing: (a) the Affiliate and EXOT shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing; and (b) the representations and warranties of Affiliate and EXOT in this Agreement shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing.

ARTICLE VI

Indemnification

Section 6.01.  Indemnification of Affiliate.  Subject to the terms and conditions of this Article VI, Helvetic agrees to indemnify, defend and hold harmless Affiliate, from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against, arising out of or resulting from, directly or indirectly:

(a)            the inaccuracy of any representation or breach of any warranty of Helvetic contained in or made pursuant to this Agreement which was not disclosed to Affiliate in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Affiliate with respect to conditions to Closing in Section 5.02;

(b)            the breach of any covenant or agreement of Helvetic contained in this Agreement; or

(c)            any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of Helvetic in connection with this Agreement;

provided, however, that Helvetic shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Affiliate, of any of its obligations under this Agreement or from Affiliate’s gross negligence, fraud or willful misconduct.

Section 6.02.  Indemnification of Helvetic.  Subject to the terms and conditions of this Article VI, from and after the Closing, EXOT and Affiliate, jointly and severally, agree to indemnify, defend and hold harmless Helvetic, their respective affiliates, their respective present and former directors, officers, shareholders, employees and agents and its respective heirs, executors, administrators, successors and assigns (the “Helvetic’s Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Helvetic’s Indemnified Person, arising out of or resulting from, directly or indirectly:

(a)            the inaccuracy of any representation or breach of any warranty of the Affiliate or EXOT contained in or made pursuant to this Agreement which was not disclosed to Helvetic in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Helvetic with respect to conditions to Closing in Section 5.03;

(b)            the breach of any covenant or agreement of Affiliate or EXOT contained in this Agreement;

(c)            any and all operations, activities, and events, of and/or impacting EXOT occurring prior to the Closing; or

(d)            any claim to fees or costs for alleged services rendered by a broker, agent, finder or other person claiming to act in a similar capacity at the request of the Affiliate in connection with this Agreement;

provided, however, that Affiliate and EXOT shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Helvetic of its obligations under this Agreement or from a Helvetic Indemnified Person’s gross negligence, fraud or willful misconduct.

Section 6.03.  Indemnification of Helvetic and Affiliate by Brokers, Finders and Financial Advisors.  It shall be conclusively presumed that Helvetic has not had any broker, finder or financial advisor representing Helvetic directly or indirectly in connection with this Agreement, and Affiliate shall not have any liability to any broker, finder or financial advisor claiming by, through or under Helvetic.  Furthermore, Helvetic specifically indemnifies Affiliate from any and all such expenses except as provided herein.  Affiliate hereby indemnifies Helvetic from and against any claim of any broker, finder or financial advisor by, through or under Affiliate.

ARTICLE VII

Miscellaneous

Section 7.01.  Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

(i) if to Affiliate, to:                                                                 EXOT
Attn: Ari Lee
2132 Horse Prairie Dr.
Henderson, Nevada 89052

With copies to:                          Donald J. Stoecklein
Stoecklein Law Group
402 West Broadway, Suite 400
San Diego, Nevada, 92101
            (619) 595-4882
            (619) 595-4883_ – FAX
             email: djs@slgseclaw.com

(ii) if to Helvetic, to:                               Helvetic Capital Ventures AG
Charidenstrasse 25
CH-8002 Zurich, Switzerland
+41-76-5641545
Fax +41-71-5604000
email: dzhou@warnercorp.com

With copies to:                          Jared P. Febbroriello, Esq. LL.M.
JPP Securities Law, LLC
17111 Kenton Drive
Suite 100B
Cornelius, NC 28031
(704) 897-8334
(888) 608-5705 – FAX
email: jaredfebb@jpfsecurities.com

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section 7.01.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

    Section 7.02.  Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

Section 7.03.  No Third Party Rights.  Nothing in this Agreement shall be deemed to create any right in any creditor or other person not a party hereto (other than Helvetic’s Indemnified Persons) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (other than Helvetic’s Indemnified Persons).

Section 7.04.  Amendments and Waiver.  No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

Section 7.05.  Counterparts.  This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

Section 7.06.  Captions and Headings.  The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

Section 7.07.  Construction.  The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

Section 7.08.  Severability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 7.09.  Remedies.  The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

Section 7.10.  Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    Section 7.11.  Submission to Jurisdiction.  Each of the parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any Nevada court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such Nevada court; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Nevada court.

Section 7.12.  Expenses; Prevailing Party Costs.  The Affiliate, EXOT, and Helvetic shall pay their own expenses incident to this Agreement and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements, and Affiliate shall be solely liable for any and all expenses of the Affiliate and/or EXOT which are incident to this Agreement and the transactions contemplated hereby and thereby (other than customary general, administrative and overhead expenses incurred in the ordinary course of business).  Notwithstanding anything contained herein or therein to the contrary, if any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach by a party of its obligations under this Agreement, the prevailing party in any such action shall be entitled to recover its losses, including reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action, from the losing party.

Section 7.13. Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

Section 7.14. Faxed Signatures.  For purposes of this Agreement, a faxed signature shall constitute an original signature.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“AFFILIATE”

___________________________
Ari Lee

Approved By:
EXOTACAR, INC.

____________________________
Name: Ari Lee
Title: President

“HELVETIC”

________________________
Helvetic Capital Ventures AG

EXHIBIT A

NAME	COMMON SHARES TO BE DELIVERED AT CLOSING

Ari Lee                                                                                     750,000

TOTAL                                                                                   750,000